News Release	FMC Technologies, Inc.
5875 N. Sam Houston Parkway W. Houston, TX 77086

For Release:	Immediate

Investors	Bradley Alexander	(281) 260-3665
Media	Lisa Albiston	(281) 931-2513
	Patrick Kimball	(281) 405-6178

FMC Technologies Reports Third Quarter 2014
Diluted Earnings per Share of $0.72

•	Record Subsea Technologies and Surface Technologies operating profit

•	Strong Subsea Technologies orders of $1.1 billion

•	Increased full year diluted earnings per share guidance: $2.75 to $2.85

HOUSTON, October 21, 2014 - FMC Technologies, Inc. (NYSE:FTI) today reported third quarter 2014 revenue of $2.0 billion, up 15 percent from the prior-year quarter. Diluted earnings per share were $0.72, which includes a $17 million, or $0.07 per diluted share charge, net of tax, related to an intercompany foreign currency transaction. This is compared to diluted earnings per share of $0.49 in the prior-year quarter.
Total inbound orders were $1.7 billion and included $1.1 billion in Subsea Technologies orders. Subsea Technologies backlog was $5.9 billion.
“Quarterly subsea margins are at the highest level we have delivered in over four years,” said John Gremp, Chairman, President and CEO of FMC Technologies. “Our focus on execution, the strength of our backlog, and the growth of our subsea service revenue has positioned us to continue delivering mid-teen level margins.”
“In Surface Technologies, we delivered record earnings on the growth of our North American fluid control business, as well as continued strong performance in our international surface wellhead business.”

Review of Operations - Third Quarter 2014

Subsea Technologies
Subsea Technologies third quarter revenue was $1.3 billion, up 16 percent from the prior-year quarter.
Operating profit increased 69 percent from the prior-year quarter to $204 million, primarily as a result of better execution on higher volumes in all regions, and growth in the subsea service revenue.
Inbound orders for the third quarter were $1.1 billion and backlog was $5.9 billion.

Surface Technologies
Surface Technologies third quarter revenue was $556 million, up 22 percent from the prior-year quarter.
Operating profit increased 47 percent from the prior-year quarter to $110 million driven by a strong level of repair and replacement activity and improving capital orders in our North American fluid control business, and strong market activity in our international surface wellhead business.
Inbound orders for the third quarter were $544 million and backlog was $751 million.

Energy Infrastructure
Energy Infrastructure third quarter revenue was $125 million, down 18 percent from the prior-year quarter, while operating profit decreased 72 percent from the prior-year quarter to $5 million. Improved activity in our measurement solutions business was offset by a correction of previously reported 2014 quarterly operating results made in our automation and control business. Due to the sale of the Material Handling Products business in April 2014, quarter over quarter comparisons include their results from the third quarter 2013, but are excluded in the third quarter 2014.
Inbound orders for the third quarter were $134 million and backlog was $242 million.

Corporate Items
Corporate expense in the third quarter was $16.1 million, an increase of $5.7 million from the prior-year quarter. Other revenue and other expense, net, increased $8.0 million from the prior-year quarter to an expense of $35.1 million, due primarily to a charge related to an intercompany foreign currency transaction more than offsetting the prior year Multi Phase Meters earn out charge.
The Company ended the quarter with net debt of $836 million. Net interest expense was $8.0 million in the quarter.
The Company repurchased 1,019,000 shares of common stock in the quarter, at an average cost of $56.67 per share.
Depreciation and amortization for the third quarter was $60.9 million, up $2.5 million from the sequential quarter. Capital expenditures for the third quarter were $103.7 million.
The Company recorded an effective tax rate of 34.7 percent for the third quarter.

Summary and Outlook
FMC Technologies reported third quarter diluted earnings per share of $0.72, which includes a loss related to an intercompany foreign currency transaction of $0.07 per diluted share.
Total inbound orders of $1.7 billion in the third quarter included $1.1 billion in Subsea Technologies orders. The Company's backlog stands at $6.8 billion, including Subsea Technologies backlog of $5.9 billion.
The Company’s guidance range for 2014 diluted earnings per share has been increased to $2.75 to $2.85, which excludes the gain associated with the sale of the Material Handling Products business recorded in the second quarter and includes the $17 million, or $0.07 per diluted share charge, net of tax, related to an intercompany foreign currency transaction in the third quarter.

FMC Technologies, Inc. (NYSE:FTI) is a leading global provider of technology solutions for the energy industry. Named by Forbes® Magazine as one of the World’s Most Innovative Companies in 2013, the Company has approximately 20,100 employees and operates 30 production facilities in 17 countries. FMC Technologies designs, manufactures and services technologically sophisticated systems and products such as subsea production and processing systems, surface wellhead systems, high pressure fluid control equipment, measurement solutions, and marine loading systems for the oil and gas industry. For more information, visit www.fmctechnologies.com.

This release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. The words such as "expected," "continue," "outlook," and similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. Such forward-looking statements involve significant risks, uncertainties and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. FMC Technologies cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Known material factors that could cause actual results to differ materially from those contemplated in the forward-looking statements include those set forth in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as the following: demand for our systems and services, which is affected by changes in the price of, and demand for, crude oil and natural gas in domestic and international markets; potential liabilities arising out of the installation or use of our systems; U.S. and international laws and regulations, including environmental regulations, that may increase our costs, limit the demand for our products and services or restrict our operations; disruptions in the political, regulatory, economic and social conditions of the foreign countries in which we conduct business; fluctuations in currency markets worldwide; cost overruns that may affect profit realized on our fixed price contracts; disruptions in the timely delivery of our backlog and its effect on our future sales, profitability, and our relationships with our customers; the cumulative loss of major contracts or alliances; rising costs and availability of raw materials; our dependence on the continuing services of key managers and employees and our ability to attract, retain and motivate additional highly-skilled employees for the operation and expansion of our business; a failure of our information technology infrastructure or any significant breach of security; our ability to develop and implement new technologies and services, as well as our ability to protect and maintain critical intellectual property assets; the outcome of uninsured claims and litigation against us; and a downgrade in the ratings of our debt could restrict our ability to access the debt capital markets. FMC Technologies undertakes no obligation to publicly update or revise any of its forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except to the extent required by law.

FMC Technologies, Inc. will conduct its fourth quarter 2014 conference call at 9:00 a.m. ET on Wednesday, February 11, 2015. The event will be available at www.fmctechnologies.com. An archived audio replay will be available after the event at the same website address. In the event of a disruption of service or technical difficulty during the call, information will be posted at www.fmctechnologies.com/earnings.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions except per share amounts, unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2014	2013	2014	2013
Revenue	$1,976.7	$1,724.5	$5,786.4	$5,078.4
Costs and expenses	1,680.3	1,546.9	5,017.5	4,604.8
	296.4	177.6	768.9	473.6
Gain on sale of Material Handling Products	(1.3)	—	84.3	—
Other income (expense), net	(26.5)	(0.2)	(29.2)	1.0
Income before net interest expense and income taxes	268.6	177.4	824.0	474.6
Net interest expense	(8.0)	(8.2)	(24.5)	(25.1)
Income before income taxes	260.6	169.2	799.5	449.5
Provision for income taxes	90.1	51.8	264.8	122.0
Net income	170.5	117.4	534.7	327.5
Net income attributable to noncontrolling interests	(0.7)	(1.4)	(3.4)	(3.9)
Net income attributable to FMC Technologies, Inc.	$169.8	$116.0	$531.3	$323.6

Earnings per share attributable to FMC Technologies, Inc.:
Basic	$0.72	$0.49	$2.24	$1.36
Diluted	$0.72	$0.49	$2.24	$1.35
Weighted average shares outstanding:
Basic	236.4	238.2	236.8	238.4
Diluted	237.0	238.9	237.3	239.2

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2014	2013	2014	2013
Revenue
Subsea Technologies	$1,300.4	$1,119.9	$3,831.0	$3,336.9
Surface Technologies	556.0	455.9	1,546.4	1,317.8
Energy Infrastructure	124.9	152.4	419.6	444.6
Other revenue (1) and intercompany eliminations	(4.6)	(3.7)	(10.6)	(20.9)
	$1,976.7	$1,724.5	$5,786.4	$5,078.4

Income before income taxes

Segment operating profit
Subsea Technologies	$204.4	$121.1	$539.8	$338.7
Surface Technologies	109.5	74.5	276.6	189.1
Energy Infrastructure	5.1	17.9	38.8	51.7
Intercompany eliminations	0.1	—	—	—
Total segment operating profit	319.1	213.5	855.2	579.5

Corporate items
Corporate expense (2)	(16.1)	(10.4)	(47.8)	(33.2)
Other revenue (1) and other expense, net (3)	(35.1)	(27.1)	13.2	(75.6)
Net interest expense	(8.0)	(8.2)	(24.5)	(25.1)
Total corporate items	(59.2)	(45.7)	(59.1)	(133.9)

Income before income taxes attributable to FMC Technologies, Inc. (4)	$259.9	$167.8	$796.1	$445.6

(1) Other revenue comprises certain unrealized gains and losses on derivative instruments related to unexecuted sales contracts.
(2) Corporate expense primarily includes corporate staff expenses.
(3) Other expense, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, certain foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.
(4) Excludes amounts attributable to noncontrolling interests.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2014	2013	2014	2013
Inbound Orders

Subsea Technologies	$1,072.4	$1,728.7	$3,841.3	$5,485.1
Surface Technologies	543.5	477.0	1,572.4	1,426.9
Energy Infrastructure	134.2	166.2	383.5	444.9
Intercompany eliminations and other	(2.7)	(3.9)	(9.7)	(29.6)
Total inbound orders	$1,747.4	$2,368.0	$5,787.5	$7,327.3

	September 30
	2014	2013
Order Backlog

Subsea Technologies	$5,855.2	$6,467.5
Surface Technologies	750.6	608.1
Energy Infrastructure	241.5	299.0
Intercompany eliminations	(20.0)	(8.9)
Total order backlog	$6,827.3	$7,365.7

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	September 30, 2014	December 31, 2013
	(Unaudited)
Cash and cash equivalents	$511.5	$399.1
Trade receivables, net	2,268.8	2,067.2
Inventories, net	1,046.1	980.4
Other current assets	577.0	576.3
Total current assets	4,403.4	4,023.0

Property, plant and equipment, net	1,447.0	1,349.1
Goodwill	566.2	580.7
Intangible assets, net	292.9	315.3
Other assets	324.9	337.5
Total assets	$7,034.4	$6,605.6

Short-term debt and current portion of long-term debt	$10.0	$42.5
Accounts payable, trade	707.8	750.7
Advance payments and progress billings	1,036.6	803.2
Other current liabilities	943.7	1,018.3
Total current liabilities	2,698.1	2,614.7

Long-term debt, less current portion	1,337.0	1,329.8
Other liabilities	325.7	324.8
FMC Technologies, Inc. stockholders’ equity	2,653.5	2,317.2
Noncontrolling interest	20.1	19.1
Total liabilities and equity	$7,034.4	$6,605.6

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited and in millions)

	Nine Months Ended
	September 30
	2014	2013
Cash provided (required) by operating activities:
Net income	$534.7	$327.5
Depreciation and amortization	173.4	153.0
Gain on sale of Material Handling Products	(84.3)	—
Trade accounts receivable, net	(276.2)	(218.3)
Inventories, net	(105.4)	(104.1)
Accounts payable, trade	(13.4)	4.0
Advance payments and progress billings	253.1	311.0
Other	1.4	(47.9)
Net cash provided by operating activities	483.3	425.2

Cash provided (required) by investing activities:
Capital expenditures	(283.7)	(237.5)
Proceeds from sale of Material Handling Products, net of cash divested	105.6	—
Other investing	8.9	2.3
Net cash required by investing activities	(169.2)	(235.2)

Cash provided (required) by financing activities:
Net decrease in debt	(20.6)	(64.0)
Purchase of stock held in treasury	(129.8)	(70.8)
Other financing	(45.5)	(35.5)
Net cash required by financing activities	(195.9)	(170.3)

Effect of changes in foreign exchange rates on cash and cash equivalents	(5.8)	(1.6)
Increase in cash and cash equivalents	112.4	18.1
Cash and cash equivalents, beginning of period	399.1	342.1
Cash and cash equivalents, end of period	$511.5	$360.2